Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

ICR Inc.	FGX International
R. Idalia Rodriguez	Anthony Di Paola
Investor Relations	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports Strong Sales and Earnings Growth for the Fourth Quarter and Fiscal 2008

Smithfield, RI (February 25, 2009) – FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses and sunglasses, today announced financial results for its fourth quarter and fiscal year ended January 3, 2009.

Highlights for the quarter include:

•                  Net sales increased 5% to $66.2 million in the current period from $62.8 million in the fourth quarter of 2007.

•                  Net income increased to $6.8 million in the current period from $1.3 million in the fourth quarter of 2007.

•                  Earnings per diluted share increased to $0.31 in the fourth quarter of 2008 from $0.07 in the fourth quarter of 2007.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 28% to $18.1 million in the current period from $14.2 million in the fourth quarter of 2007.

Net Sales by Segment:

($ amounts in thousands)	4th Quarter 2008	4th Quarter 2007	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$31,706	$31,789	$(83)	0%
Sunglasses & Prescription Frames	24,772	16,510	8,262	50
Costume Jewelry	3,676	7,128	(3,452)	(48)
International	6,055	7,354	(1,299)	(18)
Total	$66,209	$62,781	$3,428	5%

CEO Alec Taylor commented, “We are extremely pleased to have capped our first full year as a public company with another strong performance in the fourth quarter. Despite the unprecedented economic turbulence affecting most consumer products companies and retailers, we were able to capitalize on our leading market positions and achieve impressive growth and profitability. The strength of our brands, Foster Grant® and Magnivision®, continues to provide us with the competitive advantage to perform successfully in difficult market conditions. Further, we continued to closely manage expenses, maintain gross margins and strengthen our balance sheet, all of which contributed to our record annual profitability.”

Highlights for fiscal 2008 include:

•                  Net sales increased 7% to $256.1 million in fiscal 2008 from $240.5 million in fiscal 2007.

•                  Net income increased to $17.0 million in fiscal 2008 from $4.7 million in fiscal 2007.

•                  Earnings per diluted share increased to $0.79 in fiscal 2008 from $0.29 in fiscal 2007, a 172% increase.

•                  EBITDA increased 11% to $54.0 million in fiscal 2008 from $48.6 million in fiscal 2007.

Net Sales by Segment:

($ amounts in thousands)	Fiscal 2008	Fiscal 2007	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$126,761	$117,862	$8,899	8%
Sunglasses & Prescription Frames	78,991	61,717	17,274	28
Costume Jewelry	16,530	24,933	(8,403)	(34)
International	33,818	35,951	(2,133)	(6)
Total	$256,100	$240,463	$15,637	7%

Sales for non-prescription reading glasses were flat during the fourth quarter of 2008 compared to the fourth quarter of 2007, primarily due to the discontinuation of the Company’s opening price point program at Wal*Mart, offset by organic growth at existing customers. The increase in non- prescription reading glasses sales during fiscal 2008 from the corresponding period a year ago was due to a combination of organic growth and rollouts to new customers, partially offset by the discontinuation of the Company’s opening price point program at Wal*Mart in September 2008. Also, in 2007, the Company benefited from a rollout to a major national retailer that was not anniversaried in 2008.

The increase in sales in the sunglasses and prescription frames segment for the fourth quarter of 2008 was largely due to a new sunglasses program shipped to a major customer and organic growth at existing customers. The Company also benefited from approximately $2 million of sales by Dioptics Medical Products, Inc., which was acquired November 26, 2008. These factors, as well as higher sales related to a promotional program at another major customer, contributed to the fiscal 2008 growth.

Declines in the costume jewelry segment for the fourth quarter and fiscal 2008 were principally due to a loss of sales at a major customer and generally disappointing sell-through of the Company’s products at retail. The Company is continuing its strategic review of this segment.

Sales in the Company’s international segment were down 18% for the fourth quarter and 6% for the year when compared to the corresponding year ago periods. On a constant currency basis, international sales increased 4% for the fourth quarter and declined 3% for fiscal 2008 when compared to the corresponding year ago periods. The decline for fiscal 2008 was principally due to a non-anniversaried reading glass roll-out in the UK in the first quarter of 2007.

A reconciliation of EBITDA and Free Cash Flow, which are non-GAAP measures, are included in the Consolidated Statements of Income and Other Selected Data, and related notes thereto, attached to this release. The Company believes that non-GAAP measures are useful for an understanding of its ongoing business.

Additional Results:

The following additional results were experienced in the fourth quarter and fiscal 2008:

•                  In the fourth quarter of 2008 and 2007, gross margin as a percentage of net sales was 56.8%. For fiscal 2008, gross margin as a percentage of net sales was 54.8% compared to 54.2% in the prior year. The gross margin increase for the year was principally due to a favorable sales mix compared to the corresponding period a year ago.

•                  In the fourth quarter of 2008, operating income increased to $13.0 million from $9.5 million in the fourth quarter of 2007. For fiscal 2008, operating income increased to $34.3 million from $29.9 million in the comparable period for the prior year. The increase in operating income for the fourth quarter of 2008 was driven by increased sales and a non-anniversaried $2.5 million abandoned lease charge incurred during the fourth quarter of 2007. Fourth quarter 2008 operating results were partially offset by higher operating costs, principally fixture depreciation expense, freight costs and public company costs. The increase in operating income for fiscal 2008 was driven by higher sales, higher gross margins and a non-anniversaried $4.4 million abandoned lease charge incurred in fiscal 2007. This increase in operating income was partially offset by the same factors that adversely impacted the fourth quarter.

•                  In the fourth quarter of 2008, interest expense decreased to $1.7 million from $7.3 million in the fourth quarter of 2007. For fiscal 2008, interest expense decreased to $6.4 million from $24.7 million in the comparable period for the prior year. These decreases in interest expense were driven by initial public offering proceeds which were used to reduce indebtedness in the fourth quarter of 2007, a non-anniversaried $2.8 million write off of deferred financing costs and a new debt facility entered into in December 2007 which carries lower interest rates.

•                  Capital expenditures were $4.1 million in the fourth quarter of 2008 compared to $4.3 million in the fourth quarter of 2007 and $14.6 million in fiscal 2008 compared to $15.5 million in fiscal 2007. The decrease in fiscal 2008 was the result of a non-anniversaried capital investment made in the prior year period to support the rollout of a new non-prescription reading glasses and sunglasses program at a major customer.

•                  Days sales outstanding improved to 62 days in the current quarter from 70 days in the fourth quarter of 2007 and improved to 76 days for fiscal 2008 from 85 days in fiscal 2007. This improvement was due to a continuing focus on working capital management.

•                  Inventory days on hand improved to 113 days in the current quarter from 116 days in the fourth quarter of fiscal 2007 and improved to 108 days in fiscal 2008 from 112 days in fiscal 2007, excluding the effect of the Dioptics acquisition. This improvement was due to a continuing focus on working capital management.

•                  Stock compensation expense was $0.7 million, or $0.02 per diluted share, in the current quarter compared to $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2007. Stock compensation expense was $2.4 million, or $0.07 per diluted share, in fiscal 2008 compared to $0.9 million, or $0.03 per diluted share, in fiscal 2007.

•                  During the fourth quarter of 2008, the Company did not repurchase any additional shares under its stock buyback program. For fiscal 2008, the Company repurchased a total of 133,788 of its outstanding ordinary shares at an average price per share of $11.07 under its stock buyback program. The Company has approximately $10.5 million of stock buyback authorization remaining in the program, which has been extended through February 18, 2010.

Dioptics Medical Products

As previously announced, the Company completed the acquisition of Dioptics Medical Products, Inc. during the fourth quarter of 2008. The aggregate consideration for the acquisition, subject to post-closing adjustments, was 952,380 FGX ordinary shares, which closed at $10.52 per share on the acquisition date, and $35.0 million in cash ($32.7 million, net of Dioptics existing cash balance). Dioptics is a designer and marketer of sunglasses and related accessories primarily sold under the SolarShield® and PolarEyes® brand names.

CEO Alec Taylor continued, “We are excited about the acquisition of Dioptics and the opportunity to cross sell their products through our existing channels of distribution. The integration of the two organizations is ahead of schedule, both from achieving synergies and capitalizing on cross-selling opportunities. We continue to evaluate other opportunities for accretive acquisitions that will enhance our optical business.”

New Account Update

During the fourth quarter, the Company entered into a contract with OfficeMax to provide reading glasses at approximately 1,000 retail office supply locations. The Company expects annual revenue of $1-$2 million in connection with this program.

Marketing and Advertising

In February 2009, the Company launched the first-ever national television advertising campaign for its Magnivision and Foster Grant reading glass brands. The campaign will air approximately 6,000 spots and is anticipated to run through the second quarter of 2009.

Liquidity and Capital Resources

In fiscal 2008 the Company generated $39.4 million of Free Cash Flow. As of year end, the Company had $37.5 million of availability under its revolving credit facility, which expires in 2012. The Company plans to continue to use its Free Cash Flow to reduce indebtedness and make accretive acquisitions. The Company presently believes it has adequate liquidity and capital resources to operate its business as currently conducted.

Outlook

For the full year 2009 the Company currently expects net sales of $283 to $295 million, earnings per diluted share of $0.98 - $1.10 and EBITDA of $59 -$62 million.

For the first quarter of 2009, the Company currently expects net sales of $57-$62 million, earnings per diluted share of ($0.02) – $0.02 and EBITDA of $5-$7 million. Earnings are expected to be lower during the first quarter of 2009 compared to the corresponding period of 2008 principally as a result of the costs associated with the Company’s reading glasses advertising campaign mentioned above. These costs are expected to be approximately $3.0 million higher in the first quarter of 2009 compared to the first quarter of 2008.

The above outlook excludes any unforeseen charges or events including further deterioration of general economic conditions and includes anticipated results of the costume jewelry segment. As mentioned above, the Company is continuing its strategic review of the jewelry segment and may incur charges related to the outcome of that review.

CEO Alec Taylor concluded, “We are cautiously optimistic about 2009, although predicting financial results in the current macro economic environment is very difficult. We are confident about the soundness of our business model and strategy, and will continue to invest in our brands and business which we believe will result in the creation of long-term shareholder value.”

Actual results may differ materially from these estimates as a result of various factors, and we refer you to the cautionary language under the heading “Forward-Looking Statements” when considering this information.

Conference Call Information

The Company will host a conference call on Thursday, February 26, 2009 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 1-800-289-0437. International callers please dial 1-913-312-6679. The access code is 8092482. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Friday, March 6, 2009. To access the replay by phone, the domestic dial-in number is 1-888-203-1112 and the international dial-in is 1-719-457-0820. The access code for the replay is 8092482. To access the replay via webcast, please visit www.fgxi.com under the tab “Investors”.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses and sunglasses with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles®, Anarchy®, SolarShield® and PolarEyes®. FGXI also holds licenses from Ironman, Levi Strauss, Field & Stream, Body Glove and C9 by Champion. Based in Smithfield, Rhode Island, FGXI has approximately 375 full time employees. Additional offices are located in New York, NY; San Luis Obispo, CA; Bentonville, AR; Toronto, Canada; Stoke-on-Trent, England; Mexico City, Mexico; and Shenzhen, China.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: deteriorating economic conditions and continued decreases in consumer confidence and resulting changes in consumer discretionary spending; adverse changes in customers’ inventory and working capital policies; the bankruptcy or other lack of commercial success of one or more of the Company’s customers; the outcome of the strategic review of the Company’s jewelry segment and any associated charges; the Company or others may discover that the Company’s products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to its products that may cause it to incur substantial costs to resolve; the concentration of manufacturing of the Company’s products in China; interruptions of supply from our Asian product manufacturers; political instability or changing conditions in transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not complete the stock buyback program; interest rate fluctuations; the Company’s credit insurance may not cover all of our outstanding accounts receivable; the effectiveness and impact of our advertising strategy; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I,

Item 1A – Risk Factors in our Form 10-K for the year ended December 29, 2007, which we will update in the Form 10-K for the year ended January 3, 2009 that we will file in March 2009.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of Results “As Reported” in accordance with GAAP to Results “Excluding Adjustments (2), a non GAAP measure.

	Three Months Ended
	January 3, 2009	December 29, 2007
	As	As		Excluding
	Reported	Reported	Adjustments (3)	Adjustments
Net sales:
Non-prescription Reading Glasses	$31,706	$31,789	$—	$31,789
Sunglasses and Prescription Frames	24,772	16,510	152	16,662
Costume Jewelry	3,676	7,128	—	7,128
International	6,055	7,354	—	7,354

Total net sales	66,209	62,781	152	62,933
Cost of sales	28,627	27,145	27	27,172
Gross profit	37,582	35,636	125	35,761

Operating expenses:
Selling expenses	17,145	15,929	(71)	15,858
General and administrative expenses	6,013	6,150	—	6,150
Amortization of acquired intangibles	1,425	1,543	—	1,543
Abandoned lease charge	—	2,542	(2,542)	—
Total operating expenses	24,583	26,164	(2,613)	23,551

Operating income	12,999	9,472	2,738	12,210

Interest expense, net	1,656	7,337	(2,780)	4,557
Other income (expense), net	52	(63)	—	(63)

Income before income taxes and minority interest	11,395	2,072	5,518	7,590

Income tax expense	4,403	621	2,097	2,718

Income before minority interest	6,992	1,451	3,421	4,872

Minority interest expense	157	142	—	142
Net income	$6,835	$1,309	$3,421	$4,730

Basic earnings per share	$0.32	$0.07		$0.24
Diluted earnings per share	$0.31	$0.07		$0.24

Weighted average shares outstanding:
Basic	21,579	19,473		19,473
Diluted	21,700	19,652		19,652

Capital expenditures	$4,072	$4,252		$4,252

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of Results “As Reported” in accordance with GAAP to Results “Excluding Adjustments (2), a non GAAP measure.

	Three Months Ended
	January 3, 2009	December 29, 2007
	As	As		Excluding
	Reported	Reported	Adjustments (3)	Adjustments
The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income	$6,835	$1,309	$3,421	$4,730
Income tax expense	4,403	621	2,097	2,718
Interest expense, net	1,656	7,337	(2,780)	4,557
Depreciation and amortization	5,172	4,892	—	$4,892

EBITDA (1)	$18,066	$14,159	$2,738	$16,897

EBITDA margin (EBITDA / net sales)	27.3%	22.6%		26.8%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$18,066	$14,159	$2,738	$16,897
Less: Capital Expenditures	(4,072)	(4,252)	—	(4,252)

Free Cash Flow (1)	$13,994	$9,907	$2,738	$12,645

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of Results “As Reported” in accordance with GAAP to Results “Excluding Adjustments (2), a non GAAP measure.

	Fiscal Year Ended
	January 3, 2009	December 29, 2007
	As	As		Excluding
	Reported (4)	Reported	Adjustments (3)	Adjustments
Net sales:
Non-prescription Reading Glasses	$126,761	$117,862	$—	$117,862
Sunglasses and Prescription Frames	78,991	61,717	152	61,869
Costume Jewelry	16,530	24,933	—	24,933
International	33,818	35,951	—	35,951

Total net sales	256,100	240,463	152	240,615
Cost of sales	115,870	110,032	27	110,059
Gross profit	140,230	130,431	125	130,556

Operating expenses:
Selling expenses	75,797	68,727	(71)	68,656
General and administrative expenses	24,856	21,183	—	21,183
Amortization of acquired intangibles	5,312	6,172	—	6,172
Abandoned lease charge	—	4,407	(4,407)	—
Total operating expenses	105,965	100,489	(4,478)	96,011

Operating income	34,265	29,942	4,603	34,545

Interest expense, net	6,356	24,710	(2,780)	21,930
Other income (expense), net	(91)	117	—	117

Income before income taxes and minority interest	27,818	5,349	7,383	12,732

Income tax expense	10,273	294	2,806	3,100

Income before minority interest	17,545	5,055	4,577	9,632

Minority interest expense	527	347	—	347
Net income	$17,018	$4,708	$4,577	$9,285

Basic earnings per share	$0.80	$0.30		$0.58
Diluted earnings per share	$0.79	$0.29		$0.58

Weighted average shares outstanding:
Basic	21,311	15,941		15,941
Diluted	21,437	16,010		16,010

Capital expenditures	$14,583	$15,472		$15,472

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of Results “As Reported” in accordance with GAAP to Results “Excluding Adjustments (2), a non GAAP measure.

	Fiscal Year Ended
	January 3, 2009	December 29, 2007
	As	As		Excluding
	Reported (4)	Reported	Adjustments (3)	Adjustments
The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income	$17,018	$4,708	$4,577	$9,285
Income tax expense	10,273	294	2,806	3,100
Interest expense, net	6,356	24,710	(2,780)	21,930
Depreciation and amortization	20,297	18,871	—	18,871

EBITDA (1)	$53,944	$48,583	$4,603	$53,186

EBITDA margin (EBITDA / net sales)	21.1%	20.2%		22.1%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$53,944	$48,583	$4,603	$53,186
Less: Capital Expenditures	(14,583)	(15,472)	—	(15,472)

Free Cash Flow (1)	$39,361	$33,111	$4,603	$37,714

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

SELECTED BALANCE SHEET DATA

(Unaudited, in thousands)

	As of	As of
	January 3, 2009	December 29, 2007

Cash	$2,097	$4,567
Accounts receivable, net	52,263	53,001
Inventories	38,223	33,226
Accounts payable	31,964	27,364
Revolving line of credit	37,500	20,000
Current maturities of long-term obligations	15,199	7,661
Long-term obligations less current maturities	77,863	92,778
Shareholders’ equity	41,665	17,333

FGX INTERNATIONAL

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands)

(1)         EBITDA represents net income before interest, income taxes, depreciation and amortization. Free Cash Flow represents EBITDA less capital expenditures. We believe that EBITDA and Free Cash Flow are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

(2)         We have presented the “Adjustments” and “Excluding Adjustments” columnar information because we believe it provides securities analysts, investors and other interested parties with more insight as to the Company’s results without regard to certain significant events and transactions that occurred during the fiscal periods presented and that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific U.S. Generally Accepted Accounting Principles (GAAP), or “as reported,” measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact of and progress on certain strategic initiatives. The columnar information under the caption “Excluding Adjustments” are not substitutes for analysis of our results as reported under U.S. GAAP and should only be used as supplemental information.

(3)         “As Reported” results include the following items that are excluded from our results “Excluding Adjustments:” a $2,542 pre-tax charge for the three months ended December 29, 2007 ($4,407 for fiscal 2007) in connection with the continued vacancy at the Company’s Miramar, Florida facility; a $2,780 pre-tax charge in both the three-month and full-year periods related to the early extinguishment of debt relative to the Company’s refinancing of its remaining indebtedness to more favorable terms; and an aggregate $196 pre-tax charge in both the three-month and full-year periods in connection with the recall of children’s sunglasses.

(4)         The Company’s fiscal year ended January 3, 2009 included 53 weeks while the year ended December 29, 2007 included 52 weeks.